Exhibit 99.1

Intercept Pharmaceuticals Reports Second Quarter 2015 Financial Results and Provides Business Update

NEW YORK, August 5, 2015 -- Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic underserved liver diseases, such as primary biliary cirrhosis (PBC) and nonalcoholic steatohepatitis (NASH), today reported financial results for the three and six months ended June 30, 2015 and provided other general business updates. Intercept will hold a conference call and audio webcast today at 4:30 p.m. ET to review this information with conference call details provided below.

Summary of Key Development Programs, Updates and Anticipated Milestones

•	PBC Program
o	Completed NDA/MAA filings for PBC in June 2015
o	Phase 3b COBALT confirmatory outcomes trial enrolling

•	NASH Program
o	Phase 3 REGENERATE initiation anticipated in 3Q 2015
o	Phase 2 lipid metabolism trial initiation anticipated in 2H 2015

•	Primary Sclerosing Cholangitis (PSC) Program
o	Double-blind phase 2 trial enrolling
▪	First clinical trial of OCA in this orphan indication with high unmet medical need

•	Biliary Atresia Program
o	Phase 2 trial initiation anticipated in 2H 2015

•	INT-767 Phase 1 Trial Initiation Anticipated by Year-end 2015

Financial Results

Six Months Ended June 30, 2015

For the six months ended June 30, 2015, Intercept reported a net loss of $87.3 million, compared to a net loss of $212.6 million for the six months ended June 30, 2014. Net loss for the six month period ended June 30, 2015 included non-cash expenses totaling $19.6 million including $16.4 million of stock-based compensation expense. Net loss for the six month period ended June 30, 2014 included non-cash expenses totaling $183.6 million comprised primarily of a non-cash warrant revaluation expense of $170.8 million and other non-cash expenses of $12.7 million, including stock-based compensation expense of $11.2 million.

Research and development expenses increased to $56.3 million for the six months ended June 30, 2015 from $29.2 million for the six months ended June 30, 2014 primarily as a result of an increase in i) expenses related to personnel and activities to support our NDA and MAA filings for OCA in PBC and other development initiatives, ii) activities associated with research and discovery initiatives, iii) expenses for the INT-767 program, and iv) product and manufacturing costs.

General and administrative expenses increased to $34.1 million for the six months ended June 30, 2015 from $13.6 million for the six months ended June 30, 2014 primarily as a result of increased pre-commercial activities and the increase in personnel across G&A departments in support of these initiatives.

In the six months ended June 30, 2014, Intercept recorded a $170.8 million non-cash charge related to the periodic revaluation of a warrant liability primarily attributable to the significant increase in the market price of Intercept's common stock in that period. In connection with equity financings prior to its initial public offering, Intercept had issued warrants that were classified as liabilities and were adjusted to fair value on a quarterly basis with the change in fair value being included in net loss. This net loss was a non-cash item as Intercept was not required to expend any cash to settle the warrant liability. On April 10, 2014, all warrants outstanding as of March 31, 2014 were exercised on a cashless basis and converted into shares of Intercept common stock. As such, Intercept recorded a final adjustment of approximately $56 million in non-cash income in the second quarter of 2014 and no further revaluations are necessary.

Three Months Ended June 30, 2015

Intercept reported a net loss of $47.9 million for the second quarter of 2015, compared to a net income of $33.5 million for the second quarter of 2014. Net loss for the three month period ended June 30, 2015 included non-cash expenses totaling $8.7 million including $6.6 million of stock-based compensation expense. Net income for the three month period ended June 30, 2014 included net non-cash income totaling $51.1 million comprised primarily of a non-cash warrant revaluation gain of $55.8 million offset by other non-cash expenses of $4.7 million, including stock-based compensation expense of $3.8 million.

Cash Position and 2015 Guidance

As of June 30, 2015, Intercept had cash, cash equivalents and investment securities available for sale of approximately $732.3 million, compared to $402.0 million as of March 31, 2015. The increase is primarily due to the completion of a follow-on public offering of 1,330,865 shares of common stock in April 2015 resulting in net proceeds of approximately $367.3 million.

Intercept projects adjusted operating expenses of $240 million in the fiscal year ending December 31, 2015, which excludes stock-based compensation and other non-cash items. This is an increase from the previous projection of $180 million to $200 million of adjusted operating expenses primarily due to accelerated infrastructure buildout supporting Intercept’s commercial and research and development efforts. These expenses are planned to support the clinical development program for OCA in PBC, NASH and PSC, the expansion of Intercept’s clinical, regulatory, medical affairs and commercial infrastructure in the United States, Europe and other countries such as Canada and Australia, increased OCA manufacturing activities, as well as the continued development of INT-767 and other preclinical pipeline programs. Intercept anticipates that stock-based compensation expense will represent the most significant non-cash item that is excluded in adjusted operating expenses as compared to operating expenses under U.S. generally accepted accounting principles, or GAAP. Adjusted operating expense is a financial measure not calculated in accordance with GAAP.

Conference Call on August 5th at 4:30 p.m. ET

Intercept will hold its 2015 second quarter financial results conference call and webcast on Wednesday, August 5th at 4:30 p.m ET. The live event will be available on the investor page of the Intercept website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time (no passcode is required). A replay of the call will be available on the Intercept website approximately two hours after the completion of the call and will be archived for two weeks.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic underserved liver diseases. The Company's lead product candidate, obeticholic acid (OCA), is an agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases, including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), primary sclerosing cholangitis (PSC) and biliary atresia. The FDA has granted OCA breakthrough therapy designation for the treatment of NASH with liver fibrosis, a population representing potentially more than 14 million patients in the United States, and granted OCA fast track designation for the treatment of patients with PBC. OCA has also received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Non-GAAP Financial Measures

This press release presents projected adjusted operating expense, which is a non-GAAP measure and should be considered in addition to, but not as a substitute for, operating expense that Intercept prepares and announces in accordance with GAAP. Intercept excludes certain items from adjusted operating expense, such as stock-based compensation and other non-cash items, that management does not believe affect Intercept's basic operations and that do not meet the GAAP definition of unusual or non-recurring items. A reconciliation of projected non-GAAP adjusted operating expense to operating expense calculated in accordance with GAAP is not available on a forward-looking basis without unreasonable effort due to an inability to make accurate projections and estimates related to certain information needed to calculate, for example, future stock-based compensation expense. Management also uses adjusted operating expense to establish budgets and operational goals and to manage Intercept's business. Other companies may define this measure in different ways. Intercept believes this presentation provides investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our financial position, including expected adjusted operating expense, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of our development activities, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates we may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; our plans to research, develop and commercialize our product candidates; our ability to obtain and maintain intellectual property protection for its product candidates; our ability to successfully commercialize our product candidates; the size and growth of the markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; the election by our collaborators to pursue research, development and commercialization activities; our ability to attract collaborators with development, regulatory and commercialization expertise; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; our need for and ability to obtain additional financing; our estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; our ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015

Licensing revenue	$445	$445	$851	$1,891

Costs and expenses:
Research and development	14,919	28,295	29,212	56,260
General and administrative	7,955	20,974	13,606	34,112
Total operating expenses	$22,874	$49,269	$42,818	$90,372

Other income (expense)
Revaluation of warrants	55,795	-	(170,832)	-
Other income (expense), net	104	929	240	1,201
Net loss	$33,470	$(47,894)	$(212,559)	$(87,280)

Net income (loss) attributable to common stockholders	$33,470	$(47,894)	$(212,559)	$(87,280)
Net income (loss) per common share:
Basic	$1.60	$(1.99)	$(10.50)	$(3.78)
Diluted	$1.51	$(1.99)	$(10.50)	$(3.78)
Weighted average number of shares of common stock outstanding:
Basic	20,965,094	24,014,092	20,238,955	23,100,222
Diluted	22,204,934	24,014,092	20,238,955	23,100,222

Condensed Consolidated Balance Sheet Information
(In thousands)

	June 30,
	2014	2015

Cash, cash equivalents and investment securities	$299,031	$732,319
Total assets	$310,769	$753,856
Working capital	$294,728	$717,168
Deferred revenue, total	$10,690	$8,908
Total liabilities	$20,829	$30,914
Stockholders' equity	$289,940	$722,942

CONTACT: For more information about Intercept Pharmaceuticals, please contact:

Intercept Pharmaceuticals:

Mark Vignola

+1-646-747-1000

investors@interceptpharma.com

Media inquiries: media@interceptpharma.com

Investor inquiries: investors@interceptpharma.com

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